EXHIBIT 11.1


          COMPUTATION OF BASIC AND DILUTED INCOME (LOSS) PER SHARE FOR
            THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND FOR THE
              THREE MONTHS ENDED JUNE 30, 1998 AND THE PERIOD FROM
                     JANUARY 30, 1998 THROUGH JUNE 30, 1998

          The following calculation is submitted in accordance with requirements of the Securities Exchange Act of 1934:

                                                     For the three months ended      For the six months ended
                                                               June 30                        June 30
                                                     ----------------------------    ---------------------------
                                                        1999            1998            1999          1998(1)
                                                     ------------    ------------    ------------    -----------
                                                                      (amounts in thousands)
Net income available for common shareholders             ($1,832)         $2,008           ($873)         $ 653
                                                    ============    ============    ============    ===========

Weighted average common shares outstanding used in
     calculating basic and diluted net income
     (loss) per common share                               7,201           7,393           7,208          7,391
                                                    ============    ============    ============    ===========

Basic and diluted net income (loss) per common
     share                                                ($0.25)          $0.27          ($0.12)         $0.09
                                                    ============    ============    ============    ===========

(1)  Represents the period from January 30, 1998 to June 30, 1998